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EXHIBIT 10.17

"RCT" means the material omitted has been filed separately with the Securities and
Exchange Commission with an application requesting confidential treatment.

    SETTLEMENT AGREEMENT made as of the 18 day of November, 1999 among Cardivan Company, a Nevada corporation, Corral United, Inc. a Nevada corporation, Jackpot Enterprises Inc., a Nevada corporation, and Albertson's Inc., a Delaware corporation.

WITNESSETH

    WHEREAS, Cardivan Company ("Cardivan") and Corral United Inc. ("Corral") are each fully owned subsidiaries of Jackpot Enterprises Inc. ("Jackpot") and both Cardivan and Corral are licensees under certain license agreements with Lucky Stores Inc., a Nevada corporation, and American Drug Stores Inc., an Illinois corporation, both of which are wholly owned subsidiaries of American Stores Company, a Delaware corporation;

    WHEREAS, Albertson's Inc. ("Albertson's") and American Stores Company merged on June 23, 1999, and Albertson's is now the successor to the license agreements to which American Drug Stores Inc. and Lucky Stores Inc. are a party with Cardivan and Corral;

    WHEREAS, the license agreements which are affected by this settlement agreement are as follows:

    (1) License agreement made as of September 16, 1998 between Albertson's and Cardivan (the "Albertson's Agreement");

    (2) License agreement entered into as of April 24, 1997 between Lucky Stores Inc. and Cardivan (the "Lucky Agreement");

    (3)(i) License agreement entered as of April 24, 1997 between American Drug Stores Inc. and Corral, and (ii) license agreement entered into as of April 24, 1997 between American Drug Stores Inc. and Cardivan (collectively, the "Sav-On Agreement");

    WHEREAS, Albertsons and Raley's, a California corporation ("Raley's"), entered into an Asset Purchase Agreement dated as of May 17, 1999, by which Albertson's divested itself of 15 supermarkets that had been covered by the Albertson's Agreement;

    WHEREAS, Cardivan commenced a lawsuit against Albertson's and Raley's, Case No. CV-S-99-1100-DWH-RJJ, in which Cardivan seeks declaratory relief, injunctive relief, and damages and which action is pending in the United States District Court, District of Nevada ("the Action");

    WHEREAS, Cardivan and Albertson's wish to settle the dispute and lawsuit as between them upon the following terms and conditions.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and after set forth, the parties agree as follows:

    1.  Albertson's hereby represents and warrants that it has full authority and ability to enter into this agreement, on behalf of itself and on behalf of Lucky Stores Inc. and American Drug Stores Inc.

    2.  The Lucky and Sav-On Agreements are hereby terminated except as provided in Items 5 and 18 hereof, and the Albertson's Agreement is hereby amended to grant Cardivan an exclusive for the operation of gaming devices in all supermarkets, drug stores and convenience stores (as hereinafter defined) operated in the State of Nevada by Albertson's or any of its affiliates subject to the terms of this agreement. The term of the Albertson's Agreement is revised to end June 30, 2003; provided, however, that in the event Albertson's and/or its affiliates, between December 1, 1999 and June 30, 2003, have not opened at least RCT new or replacement supermarkets in that area consisting of the cities of Las Vegas, North Las Vegas, and Henderson, Nevada, and the unincorporated area immediately adjacent thereto ("Las Vegas metropolitan area") (net of any supermarkets which have been permanently closed for business with no replacement in which gaming is permitted, but without any deduction or adjustment for stores sold to an unrelated third party or closed for reasons beyond Albertson's reasonable control [e.g., condemnation and change of law]), which calculation shall be made as of June 30, 2003 the date of expiration of such term shall be extended from June 30, 2003 to June 30, 2004. Cardivan shall have the right, in its sole and absolute discretion, upon written notice to Albertson's received at least RCT prior to expiration of the initial term (which notice may be conditioned on (i) Albertson's and/or its affiliates opening the RCT supermarkets on the terms set forth above, or (ii) the absence of any material event beyond Cardivan's reasonable control occurring prior to the date of expiration of the initial term that could adversely affect the financial benefits of Albertson's Agreement to Cardivan) to extend the agreement through June 30, 2008 either (i) as to all stores and formats including convenience stores, or (ii) as to all stores and formats excluding convenience stores.

    3.  Delete most favored nation adjustment from Albertson's Agreement, and limit Jackpot's guaranty in Albertson's Agreement to Cardivan's obligations relating to the combo stores.

    4.  Delete Albertson's and Cardivan's options to terminate the Albertson's Agreement effective June 30, 2005 as set forth in Paragraph 2(c) of the agreement.

    5.  License fees:

      A.  License fees will be based on store format. Fees in Lucky Agreement will apply to all existing and future food stores (excluding drug and convenience stores), operated under any trade name by Albertson's or any of its affiliates which do not have an in-store pharmacist ("traditional stores"). Fees in Albertson's Agreement will apply to all existing and future food stores, operated under any name by Albertson's or any of its affiliates, which includes a pharmacist ("combo stores"; the traditional stores and combo stores being herein collectively referred to as "supermarkets"). Fees in Sav-On Agreement will apply to all drug stores operated under any trade name by Albertson's or any of its affiliates. The term "drug store" shall not include a drug or pharmacy department located within a combo store.

      Note: The fees for combo store #6046 Rainbow & Charleston (Lucky #121-787) shall be determined by the Albertson's agreement but shall be calculated as if there were only fifteen (15) machines in such stores.

      B.  License fees for the option term will be the same as currently set forth in the agreements.

      C.  License fees for the period commencing February 1, 2000 and ending June 30, 2003 (June 30, 2004 if the initial term is extended pursuant to Item 2 above) will be adjusted as follows:

      Northern Nevada: The fees for Albertson's #149, #151 and #175 will be based on actual number of machines (15) in each supermarket.

      Fees for all supermarkets (with or without a pharmacy) located or to be opened in Reno/Sparks/Carson City will be reduced to RCT from the fee schedule set forth in the Albertson's Agreement.

      Fees for the supermarkets located or to be opened in Elko and Winnemucca will be reduced RCT from the fee schedule set forth in the Albertson's Agreement.

      Southern Nevada: Fees for traditional stores located or to be opened in Las Vegas metropolitan area will be based on the fee schedule set forth in the Lucky's Agreement subject to a RCT reduction in monthly fees for each store.

      For all combo stores opened in the Las Vegas metropolitan area on or after December 1, 1999, the license fee per machine per month will be reduced RCT from the fees set forth in the Albertson's Agreement for the balance of the initial term. In the event Cardivan exercises its option to extend the agreement for the option term, all amounts associated with the RCT reduction in fees attributable to the new combo stores (and without any reduction whatsoever for the RCT adjustment in fees set forth in Items 1 and 2 of the "Additional Provisions" described in Exhibit "C" to Albertson's Agreement) will be repaid to Albertson's with interest at an annual rate of RCT either (i) in a lump sum on the first day of the option term, or (ii) over the duration of the option term in accordance with terms mutually agreed by the parties. In the event Cardivan fails to exercise the option term, no repayment will be required.

      Note: The RCT adjustment set forth above will not affect the provision in Albertson's Agreement providing for license fees during the RCT year of operation of any combo store to be reduced to RCT of the stipulated rate (as adjusted herein).

      Sav-On: Fees for all drug stores located or to be opened in the state of Nevada will be reduced to RCT per machine per month. If the initial term is extended through June 30, 2004, the license fee per machine per month for the period July 1, 2003 through June 30, 2004 will be RCT.

      D.  Notwithstanding anything to the contrary in Items 5.A.—5.C. above, in the event Cardivan or any of its affiliates is party to any agreement with Raley's or any of its affiliates which provides for the payment of rent or license fees for combo stores located in the Las Vegas metropolitan area greater than the license fees set forth in this agreement for Albertson's combo stores located in Las Vegas metropolitan area, the license fees set forth in this agreement for such stores without regard to temporary adjustment, reductions, or abatements otherwise provided in either the Albertson's Agreement or this agreement (e.g., the RCT reduction or RCT adjustment in fees described in Item 5.C. above) shall be automatically adjusted from time to time to equal the greater of (i) the license fees set forth in this agreement for such stores, and (ii) the rent or license fees paid to Raley's or its affiliates for such stores.

    6.  Cardivan will have the right to reduce the number of machines in each Sav-On drug store (new or existing) from RCT to a minimum of RCT machines. Once a reduction is made, Cardivan will have no right to increase the number of machines without Albertson's consent and all excess space will be relinquished to Albertson's for use in Albertson's operations.

    7.  Cardivan will have the right to close gaming operations in the Sav-On drug stores during the "graveyard" shift (approximately 11:00 p.m. to 7:00 a.m.) with no adjustment in license fees.

    8.  In the event Albertson's in any six (6) month period during the period starting December 1, 1999 and ending June 30, 2004 sells to an unrelated third party a minimum of either 15 supermarkets or 25 drug stores in which gaming is permitted and which are located in the state of Nevada (net of any stores which are sold to an unrelated third party who either [i] assumes Albertson's agreement with Cardivan for such stores, [ii] enters into a new agreement with Cardivan for the operation of gaming devices in such stores, or [iii] is party to an agreement granting Cardivan or any of its affiliates the right to operate gaming devices in such stores), Albertson's agrees to Cardivan the net present value (assuming a 7.00% discount rate) of 30% of the license fees that would otherwise have been paid by Cardivan for such stores had the stores remained open calculated from the date of closing/sale to June 30, 2004.

    9.  In the event Albertson's elects to operate gaming devices in any convenience stores associated with its fuel center facilities located in the state of Nevada ("convenience stores"), Cardivan shall have the exclusive right to such gaming operations during the term of the Albertson's Agreement (as revised herein). Cardivan will have the option to put a maximum of RCT machines in each convenience store. The minimum number of machines permitted in convenience stores located in the Reno/Sparks/Carson City area will be RCT; for convenience stores located in the Las Vegas metropolitan area, the minimum will be RCT; and for all other areas, the minimum will be mutually determined by the parties. Once a decision is made, Cardivan will have no right to increase the number of machines without Albertson's consent and all excess space will be relinquished to Albertson's for use in Albertson's operations. The license fees for convenience stores will be RCT per machine per month during the initial term and RCT per machine per month during the option term. Albertson's will provide all change people required for the operation of gaming devices in such stores.

    10. Effective December 1, 1999, the balance of the security deposits under both the Lucky and Albertson's Agreements in the aggregate amount of RCT will be applied to Albertson's/Lucky's/Sav-On's license fees.

    11. The nonrefundable fee in the amount of RCT under the Albertson's Agreement will be prorated from July 1, 1999 through June 30, 2005, and the prorata amount for the period attributable to the period after Cardivan vacates all of the 15 stores sold to Raley's shall be applied to Albertson's/Lucky's/Sav-On's license fees effective as of the vacating date. For the purpose of this Item 11, Cardivan shall not be deemed to have vacated the stores during such period of time as Cardivan or any of its affiliates have the right to operate gaming devices in such stores pursuant to a separate agreement with Raley's or any of its affiliates.

    12. Effective December 1, 1999, Albertson's will credit to the Albertson's/Lucky's/Sav-On license fees an amount equal to the store closure allowance (approximately RCT) currently allowed under Albertson's Agreement and attributable to the period of closure for the 15 stores sold to Raley's subject to Cardivan's agreement to repay, and indemnify Albertson's against, any portion of such amount which the court orders be paid to Raley's or any other party.

    13. Albertson's agrees to give Cardivan a credit against the Albertson's/Lucky/Sav-On license fees for any portion of the license fees already paid to Albertson's (and not otherwise paid or reimbursed to Cardivan) for the period after the date of the sale to Raley's which the court orders (or absent an order by the court, Cardivan, Raley's and Albertson's agree) are not required to be paid to Raley's or to any other person on Raley's behalf.

    14. Effective as of the date Cardivan vacates the 15 stores sold to Raley's, Albertson's agrees to credit Cardivan's license fees for the Albertson's/Lucky/Sav-On stores with an amount, not to exceed RCT, equal to the unamortized portion of the license taxes/permit fees paid by Cardivan to local and/or state governmental authorities prior to February 1, 2000 for the 15 stores sold to Raley's.

    15. Cardivan shall vacate the 15 stores sold to Raley's by February 1, 2000 unless otherwise agreed in writing by Raley's on terms which will not subject Albertson's to liability for any such extension beyond February 1, 2000 (including any claim by United Coin against Raley's which could be pursued against Albertson's under the terms of the Asset Purchase Agreement or otherwise or any claim by Raley's for amounts described in Items 10, 11, 13 or 14 which have been credited to license fees due under Albertson's Agreement as revised herein).

    16. Cardivan agrees to dismiss the Action against Albertson's with prejudice, with both parties to pay their respective costs and attorneys' fees. Because both parties shared confidential information with the other party's outside counsel in negotiating the settlement of the Action, Cardivan will ensure that neither Don Campbell or his firm, nor Sheldon Camhy or his firm, will represent Anchor Coin against Albertson's regarding any claim made or that could have been made in the Action or in United Coin Machine Co. v. Cardivan Co., et al., Case #A408506, pending in District Court, Clark County, Nevada; and Albertson's will ensure that neither Keith Rooker or his firm will represent Raley's against Cardivan regarding any claim made or that could have been made in the Action or in United Coin Machine Co. v. Cardivan Co., Case #408506, pending in District Court, Clark County, Nevada ("the United Action"). Upon the execution of this Settlement Agreement by all parties, Cardivan will prepare and execute a stipulation and order of dismissal of its claims against Albertson's which will be held in escrow by Albertson's counsel pending negotiations with Raley's, Anchor Coin and United Coin. The stipulation may be filed under seal by Albertson's counsel on 24 hours written notice to Cardivan's counsel.

    17. Albertson's and Cardivan will use reasonable efforts to encourage Raley's to permit Cardivan to operate in Raley's stores in Clark County, Nevada, and to encourage United Coin, Anchor Coin and Raley's to settle all claims made or that could have been made in the pending federal or state lawsuits.

    18. Albertson's agrees not to assert, and hereby waives, any claims against Cardivan arising out of the transactions or occurrences stated in the Action or the United Action. Cardivan agrees not to assert, and hereby waives, any claims against Albertson's arising out of the transactions or occurrences stated in the Action or the United Action. Neither Cardivan nor Albertson's waive, release or settle any claims arising (a) out of this Settlement Agreement; or (b) under the Albertson's Agreement, the Lucky Agreement, or the Sav-On Agreement which do not arise out of the transactions or occurrences stated in the Action or the United Action.

    19. The parties hereto agree to keep the terms of this agreement confidential and not to disclose same except by reason of court order or as required by statute or regulation after prior notice to the other party. The parties further agree to keep the fact of this settlement confidential to allow negotiations with Raley's and United Coin and that before any party hereto discloses the existence of this agreement they will give prior notice of at least twenty-four hours to the other party.

ALBERTSON'S INC,		JACKPOT ENTERPRISES INC.
By:	/s/ WILLIAM H. ARNOLD Name: William H. Arnold Title: Vice President	By:	/s/ DON R. KORNSTEIN Name: Don R. Kornstein Title: President & Chief Executive Officer
AMERICAN DRUG STORES INC.		CARDIVAN COMPANY
By:	/s/ WILLIAM H. ARNOLD Name: William H. Arnold Title: Vice President	By:	/s/ GEORGE CONGDON Name: George Congdon Title: President
LUCKY STORES INC.		CARDIVAN COMPANY
By:	/s/ WILLIAM H. ARNOLD Name: William H. Arnold Title: Vice President	By:	/s/ GEORGE CONGDON Name: George Congdon Title: President
CAMPBELL & WILLIAMS As to paragraph 16 only:
By:	/s/ DONALD CAMPBELL Donald Campbell Partner

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EXHIBIT 10.17